Company contact:	John B. Kelso, Director of Investor Relations
303.837.1661 or john.kelso@whiting.com

Whiting Petroleum Corporation’s Third Quarter 2008
Earnings Reach a Record $112.4 Million or $2.65 per Share

Discretionary Cash Flow Increases to a Record $255.6 Million

Record Q3 08 Average Production of 50,480 BOE/D Up 24% from Q3 07 and
Up 14% from Q2 08

Record September 2008 Production of 51,700 BOE/D Up 10% from
June 2008 Average of 47,100 BOE/D

DENVER – October 29, 2008 – Whiting Petroleum Corporation (NYSE: WLL) today reported record third quarter 2008 net income of $112.4 million, or $2.66 per basic share and $2.65 per diluted share, on total revenues of $388.4 million.  This compares to third quarter 2007 net income of $47.7 million, or $1.14 per basic share and $1.13 per diluted share, on total revenues of $233.5 million.  During the third quarter of 2008, Whiting recognized a non-cash, after-tax unrealized gain on commodity derivative contracts of $6.7 million, or $0.16 per share.

Discretionary cash flow in the third quarter of 2008 totaled a record $255.6 million, more than double the $108.0 million reported for the same period in 2007.  A reconciliation of discretionary cash flow to net cash provided by operating activities is included at the end of this news release. The increases in net income and discretionary cash flow in the third quarter of 2008 versus the comparable 2007 period were primarily the result of a 24% increase in the Company’s total equivalent production, a 43% increase in the Company’s realized oil price (net of hedging) and a 71% increase in its realized gas price.

Production in the third quarter of 2008 totaled a record of 4.64 million barrels of oil equivalent (MMBOE), of which 3.28 million barrels were crude oil (71%) and 1.36 MMBOE was natural gas (29%).  This third quarter 2008 production total equates to a daily average production rate of 50,480 barrels of oil equivalent (BOE), compared to the 40,640 BOE per day average rate in 2007’s third quarter.  The third quarter 2008 daily average production rate of 50,480 BOE represents a 14% sequential increase from the second quarter 2008 average daily rate of 44,200 BOE.  September 2008 average production of 51,700 BOE per day represents a 10% increase from the June 2008 average daily rate of 47,100 BOE.

Approximately 1,480 BOE per day of production was interrupted during September 2008 due to Hurricane Ike.  Substantially all of this production was back on stream by October 1, 2008.

Production increases were due to a combination of successful drilling results in the prolific Bakken and Piceance projects as well as continued production increases from the Company’s CO2 flood projects at the Postle and North Ward Estes fields.  The primary contributor to Whiting’s production increases in the third quarter of 2008 came from new wells in the Middle Bakken formation in the Sanish and Parshall fields in Mountrail County, North Dakota.  The following table summarizes the Company’s operated and non-operated net production from the Sanish and Parshall fields in the third quarter and in September 2008:

Operated and Non-operated Bakken Net Production by Field (In BOE)
	3rd Qtr 2008			September 2008
	Parshall	Sanish	Total	Parshall	Sanish	Total
Whiting Operated	72,126	418,100	490,226	38,435	156,070	194,505
Non-Operated	446,679	--	446,679	156,049	--	156,049
Other Non-Operated	5,592	41,919	47,511	2,305	19,736	22,041
	524,397	460,019	984,416	196,789	175,806	372,595

Daily BOE	5,700	5,000	10,700	6,560	5,860	12,420

Commercial Banking Facility
In September, Whiting’s bank group, as requested, reconfirmed the Company’s $900 million borrowing base, maturing in August 2010.  The Whiting bank group is comprised of 24 commercial banks holding between 1.8% and 6.8% of the total facility.  As of September 30, 2008, approximately $500 million was drawn on the facility and approximately $3 million in letters of credit were outstanding, resulting in approximately $397 million of availability.  The large number of banks and relatively low hold levels allow for flexibility should there be additional consolidation within the banking sector.

2009 Capital Spending Budget
Although the Company will not submit its 2009 capital spending budget to its Board of Directors until later this year, Whiting expects to submit a budget in line with the Company’s estimated 2009 discretionary cash flow.  Such a budget is expected to generate double-digit production growth in 2009.

Nine Months Financial and Operating Results
For the nine months ended September 30, 2008, Whiting reported net income of $255.2 million, or $6.03 per basic share and $6.01 per diluted share, on total revenues of $998.3 million.  This compares to net income of $84.9 million, or $2.20 per basic share and $2.19 per diluted share, on total revenues of $586.4 million in the first nine months of 2007.  Discretionary cash flow for the first nine months of 2008 totaled $633.4 million, compared to $282.3 million in the comparable 2007 period.

Production in the first nine months of 2008 totaled 12.4 MMBOE, or 45,280 BOE per day, compared to production of 11.0 MMBOE, or 40,280 BOE per day, in the first nine months of 2007.

James J. Volker, Whiting’s Chairman, President and CEO, commented, “We continue to generate substantially all of our production growth organically.  Our net production from the Middle Bakken formation rose 48% to 12,420 BOE per day in September 2008 from 8,400 BOE per day in June 2008.  Combined production from our CO2 projects increased 15% to 13,400 BOE per day in September from 11,700 BOE in June as both projects are responding to CO2 injection and waterflooding.  In addition, our net production from the Boies Ranch prospect in the Piceance Basin ramped up to more than 9.5 million cubic feet of gas per day (1,583 BOE per day) in September 2008, an increase of 56% from the June 2008 average daily net rate of 6.1 million cubic feet of gas (1,017 BOE per day).”

Mr. Volker continued, “We expect the trend established in the first nine months of 2008 to continue during the fourth quarter of this year and through 2009.”

As of October 20, 2008, 18 operated drilling rigs and 37 operated workover rigs were active on our properties.  We were also participating in the drilling of eight non-operated wells, four of which are located in the Parshall field.  The breakdown of our operated rigs is as follows:

Region	Drilling	Workover
Rocky Mountain
Bakken / Williston	5	3
Piceance	3	1
Other Rockies	2	2
Permian	2	7
Mid-Continent/Michigan	1	1
Gulf Coast	2	0
Postle	2	4
North Ward Estes	1	19
Totals	18	37

Other Noteworthy Events and Results
●           Since July 1, 2008, Whiting has completed 12 significant single-lateral Bakken oil and gas producers in the Sanish field.  The following table summarizes the results of these recent wells and the results of all 21 Whiting-operated wells in the Sanish field:

Well Name	WI	NRI	Completion Date	IP (BOE/D) 24-hr. Test		1st 30 Days (BOE/D)		1st 60 Days (BOE/D)
1) Kinnoin 11-14H	52%	42%	10/29/08	3,646		N/A		N/A
2) Richardson Fed 11-9H	85%	69%	10/22/08	4,570	(1)	N/A		N/A
3) Roggenbuck 11-25H	78%	64%	10/13/08	1,950		N/A		N/A
4) Lacey 11-10H	73%	59%	09/29/08	1,811		N/A		N/A
5) Pennington 11-3H	66%	54%	09/20/08	1,473		714		N/A
6) Neisheim 1-24H	67%	54%	09/10/08	2,169		1,048		N/A
7) Brehm 44-5H	99%	81%	09/04/08	1,298		709		N/A
8) Kannianen 11-4H	95%	77%	08/09/08	2,226		914		714
9) Smith 11-7H	69%	56%	07/31/08	2,421		717	(2)	757
10) Littlefield 11-29H	93%	75%	07/27/08	1,986		673	(2)	640
11) Stenseth Trust 11-5H	73%	59%	07/06/08	3,044		903	(2)	717
12) Lacey 11-1H	86%	70%	07/01/08	2,330		976		793

13) Behr 11-34H	54%	44%	06/20/08	3,245		1,335		969
14) Abbott 11-18H	99%	80%	06/16/08	1,959		1,088		892
15) Locken 14-28H	78%	63%	05/31/08	1,719		935		756
16) Braaflat 11-11H	97%	78%	05/23/08	2,997		1,505		1,271
17) Maynard Uran 11-24H	84%	68%	04/23/08	2,132		1,056		883
18) Peterson 11-34H	91%	75%	03/19/08	1,088		541		437
19) Liffrig 11-27H	81%	67%	01/24/08	2,530		1,114		932
20) Locken 11-22H	99%	82%	12/16/07	1,651		946		756
21) Peery State 11-25H	99%	80%	05/13/07	1,254		825		738

Averages	82%	67%		2,262		941		804

(1) The Richardson Federal 11-9H recorded the highest initial production rate for any Bakken well drilled to date, according to filings with the North Dakota Industrial Commission.
(2) The first 30-day average production rate was restricted due to maintenance on the Enbridge crude oil line that transports oil from the Sanish and Parshall fields.

Whiting’s net production from the Middle Bakken formation in the Sanish and Parshall fields of Mountrail County, North Dakota averaged 12,420 BOE per day in September 2008, up 48% from the 8,400 BOE average daily rate in June 2008.

Whiting’s net production from the Sanish field in September 2008 averaged 5,860 BOE per day, compared to a net daily rate of 3,400 BOE in June 2008.  As reflected in the footnote above, production volumes were restricted as a result of the maintenance performed on the Enbridge pipeline that transports crude oil from the Sanish and Parshall fields to Midwestern markets.  However, there was only a minor impact on August production as Whiting found additional crude oil purchasers for its oil production from the area during this period. Whiting expects its 17-mile oil line connecting the Sanish field to the Enbridge pipeline to be in service by February 2009.

Whiting is currently drilling or completing five operated wells in the Sanish field with an average working interest of 86%.  These wells include the Company’s first Three Forks well, the Braaflat 21-11TFH.  Test results from this well are expected in December 2008.

Whiting is also drilling its first in-fill well, the McNamara 42-26H well, an approximate 10,000-foot lateral across two 1,280-acre spacing units in the Sanish field.  Test results from this well are also expected in December 2008.

The Company currently has five operated rigs working in the Sanish field and expects to have eight operated rigs drilling in the area by year-end 2008.  From January 1 through September 30, 2008, Whiting completed 18 operated wells in the Sanish field and expects to complete an additional 14 to 16 wells during the balance of the year.  Whiting expects all of these to be single-lateral wells drilled on 1,280-acre spacing units.  Whiting estimates that it has a total of 128 operated locations in the Sanish field, of which 21 have been completed.  The 107 remaining operated locations are expected to be drilled during the next 24 to 30 months.  Potential in-fill drilling could bring the total to over 200 Middle Bakken wells in the Sanish field alone. Whiting holds interests in a total of 118,571 gross acres (83,310 net acres) in the Sanish field.

Whiting completed construction of the first phase of its Robinson Lake gas processing plant in the Sanish field in late June 2008 and the installation of a 17-mile natural gas/natural gas liquids (NGLs) pipeline to Stanley, North Dakota in August 2008.  Whiting-operated net gas sales from the plant are currently averaging approximately 1.0 million cubic feet (MMcf) per day and net NGL sales are currently averaging approximately 130 barrels per day.  Whiting expects to complete the expansion of the Robinson Lake gas plant to a capacity of 33 MMcf of gas per day in December 2008, at which time net daily sales are expected to approximate 3 MMcf to 4 MMcf of gas and 700 barrels of NGLs.  Net sales are expected to reach approximately 20 MMcf of gas and 3,000 barrels of NGLs by mid-2010.

In the Parshall field, Whiting owns interests in 72,790 gross acres (14,982 net acres).  As of September 30, 2008, Whiting has participated in a total of 64 wells that produce from the Bakken formation, 40 of which have been completed in 2008.  Whiting expects to participate in an additional 20 to 30 wells in the Parshall field in 2008 with an average working interest of 25%.  Four drilling rigs are expected to be working in the Parshall field through 2008.  Whiting’s net production from the Parshall field in September 2008 averaged 6,560 BOE per day, up 31% from a net daily rate of 5,000 BOE in June 2008.

●           Whiting’s expansion of its CO2 flood at the Postle field, located in Texas County, Oklahoma, continues to generate positive results.  Production from the field has increased from a net 5,800 BOE per day in December 2007 to a net 6,800 BOE per day in September 2008, an increase of 17%.  This project is part of the Company’s plan to expand the existing water and CO2 floods from the eastern half of the Postle field to the western half of the field.  The field includes six producing units covering a total of approximately 25,600 gross acres (24,223 net acres) with working interests of 94% to 100%.

●           The North Ward Estes field in Ward and Winkler Counties, Texas is responding to the Company’s waterflood and CO2 injection, which it initiated in May 2007 at 2 MMcf per day and ramped up to 100 MMcf per day of CO2 injection in January of 2008.  Net production from North Ward Estes in September 2008 averaged 6,600 BOE per day, up 31% from 5,050 BOE per day in December 2007.  The Company expects production rates to continue to increase from both the North Ward Estes and Postle fields.

●           Whiting recently completed its first well at the Company’s Jimmy Gulch prospect in Rio Blanco County, Colorado as a successful gas producer.  The Federal 397-3G-G1 was completed in early October flowing 4.4 MMcf of gas per day through a 32/64-inch choke with a flowing casing pressure of 1,600 psi.  Production is from 414 feet of net pay in the Iles and Williams Fork formations.  The well was fracture stimulated in nine stages.  The Company holds an 87% working interest and a 76% net revenue interest in the new gas well.  Based on 20-acre spacing, Whiting has a total of approximately 32 potential locations at its Jimmy Gulch prospect.  Potential 10-acre downspacing would add approximately 32 well locations.

At our Boies Ranch prospect in Rio Blanco County, 15 wells were producing at a combined average net rate to Whiting of 9.5 MMcf of gas per day in September 2008, representing a 56% increase from the June 2008 average daily net rate of 6.1 MMcf of gas.  Whiting made alternative marketing arrangements for its Piceance Basin gas production in September to mitigate the impact of hydro-testing on a section of the REX pipeline for most of the month.  The Company holds an average 72% working interest and an average 63% net revenue interest in the 15 Boies Ranch gas wells.  As of October 22, 2008, four additional gas wells had been completed, bringing the total number of gas producers in the field to 19, three wells were being drilled, four wells were being completed and four wells were awaiting completion.  Eight of these 11 wells are expected to be on stream by December 2008.

Whiting holds interests in 2,760 gross acres (1,570 net acres) on the Boies Ranch and Jimmy Gulch prospects.  Currently, Whiting plans to drill a total of 153 wells at Boies Ranch, 77 on 20-acre spacing and 76 on 10-acre spacing.  At Jimmy Gulch, we plan to drill 32 wells on 20-acre spacing.  In addition, we own an average 16% working interest in an additional 14,133 lease federal acres in the area.

The following table summarizes the Company’s net production and commodity price realizations for the quarters ended September 30, 2008 and 2007:

	Three Months Ended
Production	9/30/08	9/30/07	Change
Oil and condensate (MMbbls)	3.28	2.48	32%
Natural gas (Bcf)	8.16	7.55	8%
Total equivalent (MMBOE)	4.64	3.74	24%

Average Sales Price
Oil and condensate (per Bbl):
Price received	$108.04	$67.51	60%
Effect of crude oil hedging (1)	(12.76)	(0.85)
Realized price	$95.28	$66.66	43%

Natural gas (per Mcf):
Price received	$8.65	$5.06	71%
Effect of natural gas hedging	-	-
Realized price	$8.65	$5.06	71%

(1) Whiting realized a cash loss of $41.9 million before tax on its crude oil hedges during the third quarter of 2008.  A summary of Whiting’s outstanding hedges is included later in this news release.

Third Quarter and Nine Months Costs and Margins
A summary of production, cash revenues and cash costs on a per BOE basis is as follows:

	Per BOE, Except Production
	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007
Production (MMBOE)	4.6	3.7	12.4	11.0

Sales price, net of hedging	$82.59	$54.43	$79.77	$50.55
Lease operating expense	13.93	14.30	14.33	14.05
Production tax	6.08	3.53	5.80	3.17
General & administrative	3.72	2.88	4.18	2.54
Exploration	1.58	2.11	1.74	1.74
Cash interest expense	3.45	3.91	3.56	4.69
Cash income tax expense	0.10	0.91	0.11	0.50
	$53.73	$26.79	$50.05	$23.86

With the exception of the Company’s gas price basis differential, all of the above financial and operating statistics for the third quarter were in line with or better than its previously announced guidance.

The company-wide basis differential for natural gas compared to NYMEX in the third quarter was $1.62 per Mcf, which compared to $1.10 per Mcf in the third quarter of 2007 and $0.92 per Mcf in the second quarter of 2008.  Whiting expects its gas price differential to be in the range of $1.00 to $1.50 in the fourth quarter of 2008.

During the third quarter, the company-wide basis differential for crude oil compared to NYMEX was $10.09 per barrel, which compared to $7.52 per barrel in the third quarter of 2007 and $10.72 per barrel in the second quarter of 2008.  Whiting expects its oil price differential to be in the range of $9.00 to $10.25 in the fourth quarter of 2008.

Third Quarter 2008 Drilling Summary
The table below summarizes Whiting’s drilling activity and exploration and development costs incurred for the three and nine months ended September 30, 2008:

	Gross/Net Wells Completed				Expl. & Dev.
			Total New	% Success	Cost
	Producing	Non-Producing	Drilling	Rate	(in millions)
Q308	70 / 27.4	8 / 5.1	78 / 32.5	90% / 84%	$ 273.2
9M08	201/ 83.2	17 / 7.2	218/ 90.4	92% / 92%	$ 683.5

Outlook for Fourth Quarter and Full-Year 2008

The following table provides a summary of certain estimates for the fourth quarter and full-year 2008 based on current forecasts. Whiting’s full-year 2008 capital budget is $900 million (excluding acquisition costs).

Guidance for the fourth quarter and full-year 2008 is as follows:

Guidance
	Fourth Quarter	Full-Year
	2008	2008
Production (MMBOE)	4.90 - 5.10	17.30 - 17.50
Lease operating expense per BOE	$ 12.90 - $ 13.20	$ 13.90 - $ 14.10
General and admin. expense per BOE	$ 2.80 - $ 3.00	$ 3.70 - $ 3.90
Interest expense per BOE	$ 3.60 - $ 3.80	$ 3.80 - $ 3.95
Depr., depletion and amort. per BOE	$ 16.80 - $ 17.20	$ 15.10 - $ 15.30
Prod. taxes (% of production revenue)	6.7% - 7.0%	6.5% - 6.7%
Oil Price Differentials to NYMEX per Bbl	$ 9.00 - $ 10.25	$ 9.25 - $ 9.75
Gas Price Differentials to NYMEX per Mcf	$ 1.00 - $ 1.50	$ 0.90 - $ 1.10

Oil Hedges and Fixed-Price Gas Contracts
Whiting Petroleum Corporation’s outstanding hedges and fixed-price gas contracts as of October 1, 2008 are summarized below:

			As a Percentage of
2008	Contracted Volume	NYMEX Price Collar Range	September 2008
Hedges	(Bbls per Month)	(per Bbl)	Oil Production

Q4	110,000	$48.00 - $70.20	10%
Q4	120,000	$60.00 - $75.85	11%
Q4	100,000	$65.00 - $81.20	9%

			As a Percentage of
	Natural Gas Volumes in	2008 Contract Price (1)	September 2008
Fixed Price Contracts	MMBtu per Month	per MMBtu	Gas Production

Oct. 2008 – May 2011	24,000	$4.94	1%
Oct. 2008 – Sep. 2012	67,000	$4.38	3%

(1) Annual 4% price escalation on fixed price contracts.

In conjunction with the Whiting USA Trust I, Whiting entered into certain oil and natural gas hedges on the underlying properties.  Whiting’s retained 10% interest in the underlying properties combined with its ownership of 2,186,389 trust units results in third-party public holders of trust units receiving 75.8%, and Whiting retaining 24.2%, of the future economic results of the hedge contracts listed below.

	Contracted Volume		NYMEX Price Collar Range
	Oil	Natural Gas
	Bbls per	Mcf per	Oil	Gas
Hedges	Month	Month	(per Bbl)	(per MMBtu)

Q4 08	51,436	228,830	$82.00 - $131.58	$7.00 - $19.00
2009	48,166	198,974	$76.00 - $137.43	$6.50 - $17.11
2010	43,488	170,589	$76.00 - $134.98	$6.50 - $15.06
2011	39,614	150,313	$74.00 - $140.15	$6.50 - $14.62
2012	36,189	132,232	$74.00 - $141.72	$6.50 - $14.27

Selected Operating and Financial Statistics

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Selected operating statistics
Production
Oil and condensate, Mbbl	3,284	2,480	8,676	7,106
Natural gas, MMcf	8,160	7,551	22,394	23,336
Oil equivalents, MBOE	4,644	3,739	12,408	10,995
Average Prices
Oil, Bbl (excludes hedging)	$108.04	$67.51	$104.21	$58.37
Natural gas, Mcf (excludes hedging)	$8.65	$5.06	$8.87	$6.14
Per BOE Data
Sales price (including hedging)	$82.59	$54.43	$79.77	$50.55
Lease operating	$13.93	$14.30	$14.33	$14.05
Production taxes	$6.08	$3.53	$5.80	$3.17
Depreciation, depletion and amortization	$15.99	$13.19	$14.47	$13.02
General and administrative	$3.72	$2.88	$4.18	$2.54
Selected Financial Data
(In thousands, except per share data)
Total revenues and other income	$388,434	$233,528	$998,258	$586,355
Total costs and expenses	$211,487	$156,181	$594,666	$450,890
Net income	$112,417	$47,713	$255,179	$84,850
Net income per common share, basic	$2.66	$1.14	$6.03	$2.20
Net income per common share, diluted	$2.65	$1.13	$6.01	$2.19

Average shares outstanding, basic	42,322	42,027	42,305	38,555
Average shares outstanding, diluted	42,465	42,152	42,464	38,728
Net cash provided by operating activities	$282,361	$122,656	$611,452	$272,609
Net cash used in investing activities	$(286,922)	$(82,318)	$(855,586)	$(325,047)
Net cash provided by (used in) financing activities	$-	$(39,523)	$250,000	$50,771

Conference Call
The Company’s management will host a conference call with investors, analysts and other interested parties on Thursday, October 30, 2008 at 11:00 a.m. EDT (10:00 a.m. CDT, 9:00 a.m. MDT) to discuss Whiting’s third quarter 2008 financial and operating results.  Please call (800) 688-0836 (U.S./Canada) or (617) 614-4072 (International) and enter the pass code 75669563 to be connected to the call.  Access to a live Internet broadcast will be available at www.whiting.com by clicking on the link titled “Webcasts.”  Slides for the conference call will be available on this website beginning at 11:00 a.m. (EDT) on October 30, 2008.

A telephonic replay will be available beginning approximately two hours after the call on Thursday, October 30, 2008 and continuing through Thursday, November 6, 2008.  You may access this replay at (888) 286-8010 (U.S./Canada) or (617) 801-6888 (International) and entering the pass code 72718542.  You may also access a web archive at http://www.whiting.com beginning approximately one hour after the conference call.

About Whiting Petroleum Corporation
Whiting Petroleum Corporation, a Delaware corporation, is an independent oil and gas company that acquires, exploits, develops and explores for crude oil, natural gas and natural gas liquids primarily in the Permian Basin, Rocky Mountains, Mid-Continent, Gulf Coast and Michigan regions of the United States.  The Company trades publicly under the symbol WLL on the New York Stock Exchange.  For further information, please visit  www.whiting.com.

Forward-Looking Statements
This news release contains statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements other than historical facts, including, without limitation, statements regarding our future financial position, business strategy, projected revenues, earnings, costs, capital expenditures and debt levels, and plans and objectives of management for future operations, are forward-looking statements.  When used in this news release, words such as we “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements.

These risks and uncertainties include, but are not limited to: declines in oil or gas prices; our level of success in exploitation, exploration, development and production activities; adverse weather conditions that may negatively impact development or production activities; the timing of our exploration and development expenditures, including our ability to obtain drilling rigs and CO2; our ability to obtain external capital to finance acquisitions; our ability to identify and complete acquisitions and to successfully integrate acquired businesses; unforeseen underperformance of or liabilities associated with acquired properties; our ability to successfully complete potential asset dispositions; inaccuracies of our reserve estimates or our assumptions underlying them; failure of our properties to yield oil or gas in commercially viable quantities; uninsured or underinsured losses resulting from our oil and gas operations; our inability to access oil and gas markets due to market conditions or operational impediments; the impact and costs of compliance with laws and regulations governing our oil and gas operations; risks related to our level of indebtedness and periodic redeterminations of our borrowing base under our credit agreement; our ability to replace our oil and gas reserves; any loss of our senior management or technical personnel; competition in the oil and gas industry in the regions in which we operate; risks arising out of our hedging transactions; and other risks described under the caption “Risk Factors” in our Form 10-K for the year ended December 31, 2007.  We assume no obligation, and disclaim any duty, to update the forward-looking statements in this news release.

SELECTED FINANCIAL DATA

For further information and discussion on the selected financial data below, please refer to Whiting Petroleum Corporation’s Third Quarter Form 10-Q for the three and nine months ended September 30, 2008, to be filed with the Securities and Exchange Commission.

WHITING PETROLEUM CORPORATION
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	September 30, 2008	December 31, 2007

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$20,644	$14,778
Accounts receivable trade, net	192,711	110,437
Deferred income taxes	1,949	27,720
Prepaid expenses and other	26,562	9,232
Total current assets	241,866	162,167

PROPERTY AND EQUIPMENT:
Oil and gas properties, successful efforts method:
Proved properties	4,137,940	3,313,777
Unproved properties	132,908	55,084
Other property and equipment	69,546	37,778

Total property and equipment	4,340,394	3,406,639

Less accumulated depreciation, depletion and amortization	(789,192)	(646,943)

Total property and equipment, net	3,551,202	2,759,696

DEBT ISSUANCE COSTS	11,826	15,016

OTHER LONG-TERM ASSETS	30,252	15,132

TOTAL	$3,835,146	$2,952,011

WHITING PETROLEUM CORPORATION
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except share and per share data)

	September 30, 2008	December 31, 2007
LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$40,269	$19,280
Accrued capital expenditures	82,840	58,988
Accrued liabilities	35,393	29,551
Accrued interest	21,222	11,240
Oil and gas sales payable	53,347	26,205
Accrued employee compensation and benefits	37,153	21,081
Production taxes payable	29,643	12,936
Current portion of deferred gain on sale	15,235	-
Current portion of tax sharing liability	2,587	2,587
Current portion of derivative liability	25,046	72,796

Total current liabilities	342,735	254,664

NON-CURRENT LIABILITIES:
Long-term debt	1,118,560	868,248
Asset retirement obligations	42,254	35,883
Production Participation Plan liability	61,006	34,042
Tax sharing liability	24,004	23,070
Deferred income taxes	381,753	242,964
Long-term derivative liability	5,243	-
Deferred gain on sale	77,229	-
Other long-term liabilities	2,933	2,314

Total non-current liabilities	1,712,982	1,206,521

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Common stock, $0.001 par value; 75,000,000 shares authorized, 42,584,833 and 42,480,497 shares issued as of September 30, 2008 and December 31, 2007, respectively	43	42
Additional paid-in capital	972,050	968,876
Accumulated other comprehensive loss	(15,867)	(46,116)
Retained earnings	823,203	568,024

Total stockholders’ equity	1,779,429	1,490,826

TOTAL	$3,835,146	$2,952,011

WHITING PETROLEUM CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
REVENUES AND OTHER INCOME:
Oil and natural gas sales	$425,392	$205,594	$1,102,658	$557,953
Loss on oil hedging activities	(41,879)	(2,101)	(112,902)	(2,101)
Gain on sale of properties	-	29,682	-	29,682
Amortization of deferred gain on sale	4,720	-	7,677	-
Interest income and other	201	353	825	821
Total revenues and other income	388,434	233,528	998,258	586,355
COSTS AND EXPENSES:
Lease operating	64,690	53,472	177,866	154,512
Production taxes	28,245	13,197	71,988	34,888
Depreciation, depletion and amortization	74,233	49,308	179,555	143,214
Exploration and impairment	10,939	10,420	30,566	26,239
General and administrative	17,281	10,780	51,903	27,941
Change in Production Participation Plan liability	9,117	2,254	26,964	6,404
Interest expense	17,543	16,263	48,760	56,514
(Gain) loss on mark-to-market derivatives	(10,561)	487	7,064	1,178
Total costs and expenses	211,487	156,181	594,666	450,890
INCOME BEFORE INCOME TAXES	176,947	77,347	403,592	135,465
INCOME TAX EXPENSE:
Current	481	3,401	1,353	5,542
Deferred	64,049	26,233	147,060	45,073
Total income tax expense	64,530	29,634	148,413	50,615
NET INCOME	$112,417	$47,713	$255,179	$84,850
NET INCOME PER COMMON SHARE, BASIC	$2.66	$1.14	$6.03	$2.20
NET INCOME PER COMMON SHARE, DILUTED	$2.65	$1.13	$6.01	$2.19
WEIGHTED AVERAGE SHARES OUTSTANDING, BASIC	42,322	42,027	42,305	38,555
WEIGHTED AVERAGE SHARES OUTSTANDING, DILUTED	42,465	42,152	42,464	38,728

WHITING PETROLEUM CORPORATION
Reconciliation of Net Cash Provided by Operating Activities to Discretionary Cash Flow
(In thousands)

	Three Months Ended
	September 30,
	2008	2007
Net cash provided by operating activities	$282,361	$122,656
Exploration	7,323	7,903
Changes in working capital	(34,063)	(22,533)
Discretionary cash flow (1)	$255,621	$108,026

	Nine Months Ended
	September 30,
	2008	2007
Net cash provided by operating activities	$611,452	$272,609
Exploration	21,550	19,081
Changes in working capital	391	(9,423)
Discretionary cash flow (1)	$633,393	$282,267

(1) Discretionary cash flow is computed as net income plus exploration and impairment costs, depreciation, depletion and amortization, deferred income taxes, non-cash interest costs, non-cash compensation plan charges, gain/loss on mark-to-market derivatives and other non-current items less the gain on sale of properties and amortization of deferred gain on sale.  The non-GAAP measure of discretionary cash flow is presented because management believes it provides useful information to investors for analysis of the Company’s ability to internally fund acquisitions, exploration and development.  Discretionary cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, cash flow or liquidity measures under GAAP and may not be comparable to other similarly titled measures of other companies.